Bank of South Carolina Corporation Declares Dividend

CHARLESTON, S.C., June 26, 2014 /PRNewswire/ -- Today, the Board of Directors of Bank of South Carolina Corporation, (NASDAQ: BKSC) the parent Company for The Bank of South Carolina, declared a quarterly dividend of $.13 per share. Fleetwood S. Hassell, President and Chief Executive Officer, stated, "Excellent control of operating expenses coupled with consistent net interest margins continue to drive our numbers. Increases in loan volume and timely investment swaps have appropriately offset the down turn in mortgage origination income. We are happy to announce, again, a $.13 per share cash dividend to shareholders of record July 7, 2014 payable July 31, 2014."

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

CONTACT: Sheryl G. Sharry, (843) 724-1500